Exhibit 8.1

599 LEXINGTON AVENUE

NEW YORK, NY 10022-6069

+1.212.848.4000

[•], 2023

Investcorp Europe Acquisition Corp I

Century Yard, Cricket Square

Elgin Avenue

P.O. Box 1111, George Town

Grand Cayman, Cayman Islands

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Investcorp Europe Acquisition Corp I, a Cayman Islands exempted limited company (“IVC Europe”), in connection with the preparation and filing of the Registration Statement on Form F-4 initially filed with the Securities and Exchange Commission (the “Commission”) on November 22, 2023, as amended (the “Registration Statement”), relating to the Business Combination Agreement, dated April 25, 2023, as amended from time to time (the “Business Combination Agreement”), by and among IVC Europe, OpSec Holdings, a Cayman Islands exempted limited company (“Pubco”), Opal Merger Sub I, a Cayman Islands exempted company (“Merger Sub I”), Opal Merger Sub II, a Cayman Islands exempted company (“Merger Sub II”), Orca Holdings Limited, a Cayman Islands exempted company (“OpSec”), Orca Midco Limited, a private limited company incorporated under the laws of England and Wales (“Orca Midco”), Orca Bidco Limited, a private limited company incorporated under the laws of England and Wales (“Orca Bidco”), Investcorp Technology Secondary Fund 2018, L.P., a Cayman Islands exempted limited partnership (“ITSF”), and Mill Reef Capital Fund SCS, a limited partnership (société en commandite simple) organized under the laws of Luxembourg (“Mill Reef”). Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.

In providing our opinion, we have examined the Business Combination Agreement (including all exhibits and attachments thereto), the Registration Statement, the Prospectus, the representation letter of IVC Europe delivered to us for purposes of this opinion (the “Representation Letter”) and such other documents as we have deemed necessary or appropriate for purposes of this opinion. For purposes of the opinion set forth below, we have, with the consent of IVC Europe, assumed, without independent verification, the authenticity of original documents, the accuracy of copies and the genuineness of signatures, and that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization.

We have further assumed that (i) each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (ii) the statements and representations set forth in the Business Combination Agreement, the Representation Letter, the Registration Statement and the Prospectus (the “Documents”) are, and at all relevant times will be, true, correct, and complete in all material respects, without regard to any qualification as to knowledge, belief, or otherwise, (iii) the parties to each Document have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (iv) the transactions provided for by each Document were and will be carried out in accordance with their terms, (v) the Transactions will be consummated as described in the Business Combination Agreement, and (vi) the parties will not waive or modify, and have not waived or modified, any of the material terms or conditions in the Business Combination Agreement. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Business Combination Agreement, this opinion may be adversely affected.

Based upon the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

Subject to the limitations and conditions set forth therein, the discussion contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” insofar as such description purports to summarize the U.S. federal income tax matters referred to therein is our opinion as to the material U.S. federal income tax considerations for U.S. Holders (as such term is defined therein) of IVC Europe Ordinary Shares or IVC Europe Warrants of (i) the Business Combination, (ii) the ownership of Pubco Ordinary Shares or Pubco Warrants following the Business Combination, and (iii) the election to have IVC Europe Ordinary Shares redeemed for cash under currently applicable law.

SHEARMAN.COM

Shearman & Sterling LLP is a limited liability partnership organized in the United States under the laws of the state of Delaware, which laws limit the personal liability of partners.

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

This opinion is issued solely for the purposes of the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus under “Material U.S. Federal Income Tax Considerations.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder. This opinion is strictly limited to the matters stated in it.

Very truly yours,

Shearman & Sterling

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